                                                                    EXHIBIT 99.1

NEWS                                              HOLLYWOOD PARK, INC.
BULLETIN                                          1050 South Prairie Avenue
                                                  Inglewood, California  90301
                                                  TRADED:  NYSE:  HPK

From:  FRB

The Financial Productions Board, Inc.
FOR FURTHER INFORMATION:

AT THE COMPANY:          AT THE FINANCIAL RELATIONS BOARD:
R.D. Hubbard             Harris Tajyar       Kathy Brunson       Sue Dooley           Michelle Burstin
Chairman and CEO         General Inquiries   Analyst Inquiries   Analyst Inquiries    Media Inquiries
G. Michael Finnigan      (310) 442-0599      (312) 266-7800      (415) 986-1591       (310) 442-0599
President, Sports and
Entertainment, CFO
(310) 419-1539

FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 14, 1999

                 HOLLYWOOD PARK COMMENCES CONSENT SOLICITATION
               TO AMEND EXISTING 9 1/2% SENIOR SUBORDINATED NOTES

INGLEWOOD, Calif., January 14, 1999--Hollywood Park, Inc. (NYSE: HPK) announced today that it is pursuing a consent from the holders of its $125,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2007 to amend the indenture in respect of such notes. The proposed amendments would substantially conform certain covenenants to those expected to be included in an indenture governing its anticipated offering of new Senior Subordinated Notes dues 2007 (the "New Notes"). The consent is not required for Hollywood Park to issue the New Notes.

The consent solicitation commences on January 15, 1999, has a record date of January 14, 1999, and will expire at 5:00 p.m., New York City time, on January 29, 1999, unless otherwise extended (the "Expiration Date"). Hollywood Park will pay a consent fee of $17.50 for each $1,000 in aggregate principal amount of the notes as to which a valid and unrevoked consent has been received prior to the Expiration Date. Hollywood Park has retained Lehman Brothers Inc. as Consent Solicitation Agent and D.F. King & Co., Inc. as Information Agent.

Hollywood Park Inc., is a leading gaming company headquarted in Inglewood, Calif. It owns and operates Casino Magic Corp. with casinos in Bay Saint Louis and Biloxi, Miss., Bossier City, Louisiana, Neuquen City and San Martin de Los Andes, Argentina; Boomtown, Inc. with casinos in Reno, Nev., Biloxi, Miss., and New Orleans, Louisiana; the Hollywood Park Race Track, one of America's premiere thoroughbred racing facilities and site of the 1997 Breeders Cup(R); Turf Paradise Inc., a premier thoroughbred racing facility in Phoenix, Ariz.; and the Hollywood Park Casino. The company owns and leases the Radisson Crystal Park Hotel and Casino in Crystal City, Calif. Hollywood Park Race Track and Hollywood Park Casino are situated on 378 acres near Los Angeles International Airport.

                                    -more-

Hollywood Park, Inc.
Add 1

 For more information on Hollywood Park, Inc. via facsimile at no cost, call 1-
                    800-PRO-INFO and dial company code HPK.

(The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company. For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and the Company's other filings with the SEC.)

                                     # # #